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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Selective Insurance Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-30833) on Post-Effective Amendment No. 2 to Form S-3 of Selective Insurance Group, Inc. of our reports dated February 3, 2000, relating to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which reports appear in or are incorporated by reference in the December 31, 1999, annual report on Form 10-K of Selective Insurance Group, Inc.


KPMG LLP


New York, New York
July 17, 2000